Exhibit 21.01

Triangle Petroleum Corporation

List of Subsidiaries

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION

Elmworth Energy Corporation	Alberta, Canada

Triangle USA Petroleum Corporation RockPile Holdings, LLC	Colorado Delaware